EXHIBIT 99.1

Liberty Tax Service Receives Notice of Delinquent Filing

VIRGINIA BEACH, Va., Dec. 19, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX), the parent company of Liberty Tax Service, announced today that, as a result of its failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2017 (the “Form 10-Q”), it has received a notice from Nasdaq that the Company is not in compliance with Nasdaq’s continued listing rules under the timely filing criteria established under Nasdaq Listing Rule 5250(c)(1) of the Nasdaq rules. Such notices are routinely issued by the Nasdaq when there are late filings with the Securities and Exchange Commission (the “SEC”).

As previously disclosed in the Company’s Form 8-K filed with the SEC on December 11, 2017, KPMG LLP resigned as the Company’s independent public accounting firm, effective December 8, 2017. As a result, the Company has experienced a delay in the completion of its financial statements and other related components of the Form 10-Q. In addition, the Company is still in the process of engaging a new independent registered public accounting firm.

Nasdaq informed the Company that, under the Nasdaq rules, the Company will have 60 days from December 13, 2017 to submit a plan to regain compliance and 180 days to file the Form 10-Q with the SEC to be compliant.  The Company can regain compliance with the Nasdaq listing rules before that date by filing the Form 10-Q with the SEC.

The Company continues to work expeditiously to secure representation from a new independent public accounting firm and to file its Form 10-Q as soon as practicable.

About Liberty Tax, Inc.
Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

CONTACTS:
Investor Relations
Liberty Tax, Inc.
(757) 493-8855
investorrelations@libtax.com

Media: Vanessa Szajnoga
Liberty Tax, Inc.
General Counsel
(757) 493-8855
vanessa.szajnoga@libtax.com